Exhibit 99.2

Trevena Appoints Adam M. Koppel to the Board of Directors

KING OF PRUSSIA, PA, September 18, 2014 — Trevena, Inc. (NASDAQ: TRVN), a clinical stage biopharmaceutical company focused on the discovery and development of G protein coupled receptor (GPCR) biased ligands, today announced that Adam M. Koppel, M.D., Ph.D. has joined Trevena’s Board of Directors. Dr. Koppel replaces Christopher Mirabelli, Ph.D., managing director at HealthCare Ventures, who is stepping down from the Board following the Company’s recent initial public offering.

“Adam’s strategic insight, his extensive experience as an investor in public healthcare companies, and his knowledge as a physician and scientist add valuable dimensions to our already strong Board of Directors,” said Maxine Gowen, Ph.D., chief executive officer. “He has a strong record of identifying promising opportunities in biopharmaceuticals, and we look forward to the perspectives he will bring to our strategic and operational efforts.  We also thank Chris for his support and vision as one of Trevena’s founding investors, and his guidance as Trevena and its portfolio have matured. ”

“Trevena has shown remarkable progress in harnessing groundbreaking science to deliver a portfolio of promising clinical programs, each of which is poised to address important unmet medical needs,” said Dr. Koppel. “I look forward to working with the Board to maximize the value the Company aims to deliver from its highly productive drug discovery and development programs.”

Dr. Koppel is Senior Vice President and Chief Strategy Officer at Biogen Idec, where he has served since May 2014. Previously, he was a managing director at Brookside Capital, the public equity affiliate of Bain Capital, which he joined in 2003. Prior to Brookside Capital, he was an associate principal of the McKinsey Healthcare Practice. Dr. Koppel holds Bachelor and Master of Arts degrees in History and Science from Harvard College and earned an M.D. and Ph.D. in Molecular Neurobiology from the University of Pennsylvania. He also received an M.B.A. from the University of Pennsylvania’s Wharton School.  Dr. Koppel also serves on the board of directors of PTC Therapeutics.

About Trevena

Trevena, Inc. is a clinical stage biopharmaceutical company that discovers, develops and intends to commercialize therapeutics that use a novel approach to target G protein coupled receptors, or GPCRs. Using its proprietary product platform, Trevena has identified and advanced three differentiated biased ligand product candidates into the clinic — TRV027 to treat acute heart failure, TRV130 to treat moderate-to-severe acute pain intravenously, and TRV734 to treat moderate-to-severe acute and chronic pain orally. Trevena also is advancing additional product candidates in its portfolio, including a preclinical program focused on central nervous system indications.

Investor Contacts:

Trevena, Inc.	Argot Partners
Jonathan Violin	Andrea Rabney
Director of investor relations	President and chief executive officer
(610) 354-8840 x231	(212) 600-1902
jviolin@trevenainc.com	andrea@argotpartners.com

Media Contact:

Argot Partners
Eliza Schleifstein
eliza@argotpartners.com
(917) 763-8106